Filed Pursuant to Rule 424(b)(2)
Registration No. 333-167435

	Maximum aggregate
Title of each class of securities offered	offering price	Amount of registration fee

3.45% Senior Notes due 2013	$300,000,000	$21,390(1	)*

(1)  The filing fee of $21,390 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

* Previously paid.

Prospectus Supplement to Prospectus dated June 10, 2010

$300,000,000

Maxim Integrated Products, Inc.

3.45% Senior Notes Due 2013

We are offering $300,000,000 aggregate principal amount of 3.45% Senior Notes due 2013, which we refer to as the notes. The notes will mature on June 14, 2013. We will pay interest on the notes on June 14 and December 14 of each year, beginning on December 14 , 2010. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

We may redeem some or all of the notes in whole or in part at any time. We describe the redemption prices under the heading “Description of the Notes — Optional Redemption” on page S-15. Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of purchase. See the section entitled “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event” for more information.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness outstanding from time to time. The notes will not be listed on any national securities exchange. Currently there is no public market for the notes.

Investing in the notes involves risks. See “Supplemental Risk Factors,” beginning on page S-7 of this prospectus supplement and “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended June 27, 2009, and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, which are incorporated by reference herein, to read about important facts you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

			Proceeds, before
	Public	Underwriting	Expenses, to Maxim
	Offering Price	Discount	Integrated Products, Inc.

Per note	99.876%	0.350%	99.526%
Total	$299,628,000	$1,050,000	$298,578,000

The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 17, 2010 to the date of delivery.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about June 17, 2010.

Joint Book-Running Managers

J.P. Morgan	Goldman, Sachs & Co.

Prospectus Supplement dated June 10, 2010

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have prepared in connection with this offering is an offer to sell only the notes offered hereby, but only under certain circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have prepared in connection with this offering is current only as of the respective dates of such documents.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the items identified under “Supplemental Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 27, 2009, and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, which are incorporated by reference herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-ii

SUMMARY

Maxim Integrated Products, Inc. designs, develops, manufactures and markets linear and mixed-signal integrated circuits (ICs) commonly referred to as analog circuits. Founded in 1983, we are one of the leading global suppliers of analog ICs. We focus on providing highly innovative and highly integrated analog ICs that enhance the features and functionality of our customers’ products. Our product portfolio includes over 6,300 devices across a full range of technologies. We serve more than 20,000 customers globally through both our direct sales force and distribution partners.

For the twelve months ended March 27, 2010, we had net sales of $1.8 billion, net income of $74.8 million and cash flow from operations of $444.3 million. For the fiscal year ended June 27, 2009, we had net sales of $1.6 billion, net income of $10.5 million and cash flow from operations of $445.8 million. Over the three fiscal years ended June 27, 2009, we generated over $1.5 billion in cash flow from operations.

We have a broad portfolio of analog ICs, consisting of linear devices that operate primarily in the analog domain and mixed signal devices that combine linear and digital functions on the same integrated circuit and interface between analog and digital domains. Our products include power management ICs, amplifiers and comparators, data converters, interfaces, application specific analog ICs, microcontrollers and sensors. Analog ICs can vary greatly across specifications, such as power efficiency, precision, size and speed. We generally target the highest performance portions of the analog market, which have the most demanding specification requirements.

We serve a diverse group of markets and applications. Our four primary end markets and representative applications include:

•	Industrial: Automatic test equipment, automotive, control and automation equipment, electrical instrumentation, medical, military and aerospace, security and utility and other meters;

•	Communications: Base stations, networking and data communications equipment and telecommunications equipment;

•	Consumer: Cellular phones, digital cameras, home entertainment and consumer appliances; and

•	Computing: Data storage, financial terminals, servers, notebook and desktop computers and computer peripherals.

While all of these markets benefit from the increasing complexity of electronic content, the characteristics of these markets and applications vary. For example, the computing and consumer end markets are generally characterized by shorter product cycles and higher volumes, as well as a greater use of highly integrated or application-specific standardized products. In contrast, the industrial and communications markets are typically characterized by the use of devices that have longer life cycles, lower volumes, higher margins, and a broader array of applications. We are focused on maintaining a mix of revenues across these end markets as we believe this optimizes our opportunity with respect to both margins and growth.

We believe our core competencies are innovation and integration. This focus helps us to sustain our margins and creates differentiation in our products. Innovation is core to our business as it enables us to deliver new or enhanced features or functions in our products. Integration of multiple functions into our ICs enables us to offer products with smaller form factors while reducing costs and time to market for our customers.

Our products are primarily manufactured using proprietary process technologies. Most of our wafer production requirements are fulfilled at one of our own wafer fabrication facilities in California, Oregon and Texas, but we also outsource wafer production to third party foundry partners through exclusive licensing of our process technology. We believe this balanced manufacturing model allows us to benefit from our proprietary process technology and provides flexibility to respond to fluctuations in demand.

We market and sell our products through direct sales efforts and distribution channels. Our direct sales and applications organization works closely with approximately 300 major OEMs, primarily in our consumer and computing end markets. Our distribution channels help us reach a large base of more than 20,000 customers, primarily in the industrial and communications markets.

As of March 27, 2010, we had 8,957 employees around the world.

We are a Delaware corporation, originally incorporated in California in 1983. Our principal executive offices are located at 120 San Gabriel Drive, Sunnyvale, California 94086, and our telephone number at that address is (408) 737-7600. Additional information about us is available on our website at www.maxim-ic.com. The contents of our website are not incorporated into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Maxim Integrated Products, Inc., a Delaware corporation.

Notes Offered	$300,000,000 aggregate principal amount of 3.45% Senior Notes due 2013.

Maturity	The notes will mature on June 14, 2013.

Interest	The notes will bear interest at a rate of 3.45% per annum. All interest on the notes will accrue from June 17, 2010.

Interest Payment Dates	Each June 14 and December 14 beginning on December 14, 2010.

Ranking	The notes will be the senior unsecured obligations of Maxim Integrated Products, Inc. and will rank equally with all of its existing and future senior indebtedness from time to time outstanding. All existing and future liabilities of subsidiaries of Maxim Integrated Products, Inc. will be effectively senior to the notes.

Form and Denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Except in the limited circumstances described under “Description of Notes — Book-Entry; Delivery and Form”, notes in certificated form will not be issued or exchanged for interests in global securities.

Governing Law	New York.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to fund acquisitions and repurchase our common stock from time to time. See “Use of Proceeds.”

Further Issuances	Maxim Integrated Products, Inc. may create and issue additional notes of a series ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement.

Sinking Fund	None.

Optional Redemption	Maxim Integrated Products, Inc. may redeem some or all of the notes at any time at the “make-whole premium” redemption price indicated under the heading “Description of Notes — Optional Redemption.”

Purchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event.”

Trading	The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Supplemental Risk Factors” in this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 27, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, which are incorporated by reference herein, before deciding whether to invest in the notes.

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data as of each of the dates and for each of the periods presented below were derived from our audited (in the case of annual data) or unaudited (in the case of interim data) consolidated financial statements. Our interim financial statements were prepared on the same basis as the audited financial statements. Interim results are not necessarily indicative of the results to be expected for an entire fiscal year. Because the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine Months Ended		Fiscal Year Ended
	March 27,	March 28,	June 27,	June 28,	June 30,	June 24,	June 25,
	2010(1)	2009	2009	2008	2007	2006	2005
	(Amounts in thousands, except per share data)

Income Statement Data:
Net revenues	$1,431,641	$1,251,544	$1,646,015	$2,052,783	$2,009,124	$1,856,945	$1,671,734
Cost of goods sold	579,523	593,204	797,138	804,083	782,494	638,547	499,716

Gross margin	852,118	658,340	$848,877	$1,248,700	$1,226,630	$1,218,398	$1,172,018
Gross margin %	59.5%	52.6%	51.6%	60.8%	61.1%	65.6%	70.1%

Operating income (loss)	$150,967	$(4,209)	$17,378	$426,053	$352,413	$525,499	$668,769
% of net revenues	10.5%	(0.34)%	1.1%	20.8%	17.5%	28.3%	40.0%

Income before cumulative effect of a change in accounting principle	$66,684	$2,357	$10,455	$317,725	$286,277	$386,058	$462,277
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	1,643	—

Net income	$66,684	$2,357	$10,455	$317,725	$286,227	$387,701	$462,277

Earnings per share:
Basic:
Before cumulative effect of a change in accounting principle	$0.22	$0.01	$0.03	$0.99	$0.89	$1.19	$1.42
Cumulative effect of a change in accounting principle	—	—	—	—	—	0.01	—

Basic net income per share	$0.22	$0.01	$0.03	$0.99	$0.89	$1.20	$1.42

Diluted:
Before cumulative effect of a change in accounting principle	$0.21	$0.01	$0.03	$0.98	$0.87	$1.14	$1.35
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	—

Diluted net income per share	$0.21	$0.01	$0.03	$0.98	$0.87	$1.14	$1.35

Shares used in the calculation of earnings per share:
Basic	305,375	312,593	310,805	320,553	320,434	323,460	326,239
Diluted	310,702	315,540	311,479	325,846	329,883	338,627	342,466
Dividends declared per share	$0.600	$0.600	$0.800	$0.750	$0.624	$0.475	$0.380

	Nine Months Ended		Fiscal Year Ended
	March 27,	March 28,	June 27,	June 28,	June 30,	June 24,	June 25,
	2010(1)	2009	2009	2008	2007	2006	2005
	(Amounts in thousands, except per share data)

Balance Sheet Data (at period end):
Cash and cash equivalents	$758,436	$692,825	$709,348	$1,013,119	$577,068	$422,233	$185,551
Short-term investments	100,425	205,474	204,055	205,079	722,286	920,317	1,289,141

Total cash, cash equivalents and short-term investments	$858,861	$898,299	$913,403	$1,218,198	$1,299,354	$1,342,650	$1,474,692

Working capital	$1,160,147	$1,331,428	$1,316,175	$1,627,406	$1,615,669	$1,557,755	$1,652,990
Total assets	$3,078.673	$3,129,928	$3,081,775	$3,708,390	$3,606,784	$3,286,537	$3,059,939
Stockholders’ equity	$2,405,122	$2,631,927	$2,594,465	$3,147,811	$3,131,934	$2,775,489	$2,685,505

(1)	Our results of operations for the nine months ended March 27, 2010 include an expense of $173.0 million related to the settlement of our previously reported stock option litigation. See our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, which is incorporated by reference herein.

SUPPLEMENTAL RISK FACTORS

Investing in the notes involves risks.  In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should carefully consider the specific risks described below in addition to the risks described under the heading “Item 1A. Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, which are incorporated by reference herein. You could lose part or all of your investment.

The risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

RISKS RELATING TO THE NOTES

Your ability to transfer the notes may be limited since there is no public market for the notes and we do not know if an active trading market will ever develop, or, if a market does develop, whether it will be sustained.

The notes will constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. We cannot assure you as to the development or liquidity of any trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

The liquidity of any market for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common shares;

•	our financial condition, operating performance and future prospects;

•	the market for similar securities;

•	the overall condition of the financial markets; and

•	the interest of securities dealers in making a market for the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.

Changes in our credit ratings may adversely affect the value of the notes.

In connection with this offering, we expect to receive credit ratings for the notes from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Additionally, credit rating agencies evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all.

We may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness.

The notes are our senior unsecured general obligations and will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. Although the indenture limits our ability to incur liens on any of our Properties (as defined under “Description of the Notes — Certain Covenants” in this prospectus supplement) or Properties of our subsidiaries, the notes will be effectively subordinated to any future debt secured by our Properties or Properties of our subsidiaries to the extent permitted by the indenture or by any of our other assets. In the event of our liquidation or insolvency or other events of default on any such future secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any such future secured debt has been paid in full. After paying any such future secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any such future secured debt.

The notes are the obligations of Maxim Integrated Products, Inc. and not obligations of our subsidiaries and will be structurally subordinated to any indebtedness of our subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

As of the date of this prospectus supplement, we have no long-term indebtedness. However, in addition to the notes offered hereby, the indenture for the notes permits us and our subsidiaries to incur additional indebtedness. The notes will be structurally subordinated to any indebtedness incurred by our subsidiaries. Our subsidiaries are separate and distinct legal entities, and none of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Our cash flow and our ability to meet our obligations on the notes when they mature is partially dependent upon the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries will have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its bankruptcy, liquidation, dissolution or similar proceeding, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, even if we were a creditor of any of our subsidiaries our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to the indebtedness held by us.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a “Change of Control Triggering Event” (as described under “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement), we will be required to offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of notes on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to purchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In the event we are required to purchase outstanding notes pursuant to a Change of Control Triggering Event, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing. In addition, our ability to purchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes upon a Change of Control Triggering Event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

You may not be able to determine when a Change of Control Triggering Event has occurred and may not be able to require us to purchase the notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a Change of Control Triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event.”

The notes contain restrictive covenants that may adversely affect our ability to operate our business.

The indenture that will govern the notes contains various covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur liens; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions could lead to an event of default, which could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to enable compliance with these covenants to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See “Description of Notes — Certain Covenants.”

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes — Optional Redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $298 million. We intend to use the net proceeds from this offering for general corporate purposes, including to fund acquisitions and repurchase our common stock. In October 2008, our Board of Directors authorized us to repurchase up to $750.0 million of our common stock, from time to time, at management’s discretion. As of the end of the third fiscal quarter of fiscal year 2010, we had repurchased a total of 24.2 million shares for a total of $347.9 million, leaving us able to repurchase an additional $402.1 million of our common stock under the existing Board authorization. The number of shares to be repurchased and the timing of such repurchases will be based on several factors, including the price of our common stock and general market and business conditions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 27, 2010 on a historical basis and as adjusted to give effect to the sale of the $300.0 million principal amount of notes offered hereby.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended June 27, 2009, and our Quarterly Reports on Form 10-Q for the quarters ended September 26, 2009, December 26, 2009 and March 27, 2010, each of which is incorporated by reference herein.

	As of March 27, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollar amounts in millions, except par value)

Cash and cash equivalents	$758.4	$1,056.4

Debt:
3.45% senior notes due 2013	—	300.0

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized: 2.0 million shares; issued and outstanding, actual and as adjusted: None	—	—
Common stock, $0.001 par value
Authorized: 960.0 million shares; issued and outstanding, actual and as adjusted: 302.4 million	0.3	0.3
Retained earnings	2,415.2	2,415.2
Accumulated other comprehensive loss	(10.4)	(10.4)

Total stockholders’ equity	2,405.1	2,405.1

Total capitalization	$2,405.1	$2,705.1

RATIO OF INCOME TO FIXED CHARGES

The following table sets forth our historical and pro forma ratios of income to fixed charges for the periods indicated.

For purposes of determining the ratio of income to fixed charges, “income” consists of profits before tax and fixed charges, and “fixed charges” consist of interest expense and an estimate of interest as a component of rental expense.

	Nine Months		Years Ended
	Ended March 27,		June 27,		June 28,		June 30,		June 24,		June 25,
	2010		2009		2008		2007		2006		2005

Ratio of income to fixed charges	271	x	30	x	697	x	383	x	444	x	366	x

DESCRIPTION OF NOTES

The following description of certain material terms of the notes offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture, dated as of June 10, 2010, as supplemented by a supplemental indenture to be dated as of June 17, 2010 (as so supplemented, the “indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The following description of certain material terms of the notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to the indenture, including definitions therein of certain terms.

As used in the following description, the terms “Maxim,” “we,” “us,” “our” and “Company” refer to Maxim Integrated Products, Inc., a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus supplement.

General

The notes are our general unsecured senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The aggregate principal amount of the notes offered hereby will initially be limited to $300,000,000 and will mature on June 14, 2013. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof. The notes are general unsecured senior obligations of Maxim and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of March 27, 2010, neither we nor our subsidiaries had any long-term indebtedness outstanding. See “Capitalization”. However, as discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional indebtedness. The notes will be senior in right of payment to our subordinated indebtedness, and be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. The notes are not subject to, and do not have the benefit of, any sinking fund.

The notes will bear interest at a fixed rate per year of 3.45%, starting on December 14, 2010 and ending on the maturity date. Interest on the notes will be payable semiannually on June 14 and December 14 of each year, starting on December 14, 2010. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the June 1 or December 1 next preceding the applicable interest payment date.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of Cede & Co, as nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “— Book-Entry Delivery and Form — Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “— Book-Entry Delivery and Form — Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of the same series having the same ranking, interest rate, maturity and/or other terms as the notes offered hereby; provided that such additional notes may be issued only if the additional notes are fungible with the notes for U.S. federal income tax purposes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes offered hereby.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

General

The notes may be redeemed or purchased in whole or in part at our option at any time prior to maturity at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest thereon to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and Goldman, Sachs & Co. (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, and any other reference Treasury dealer we select or, if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.

Except as described above, the notes will not be redeemable by us prior to maturity.

Selection and Notice of Redemption

The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed. In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent electronically or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the Trustee for cancellation.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described above under “— Optional Redemption,” each holder of notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, we must send, electronically or by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Triggering Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue thereof.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any one or more of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of our Voting Stock;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the public announcement of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating change by either of the Rating Agencies). If either Rating Agency is not providing a rating of the notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any of our subsidiaries to) create or incur any Lien on any of our Properties or Properties of our subsidiaries, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness or that of any of our subsidiaries, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the issue date of the notes;

(2) Liens granted after the issue date, created in favor of the holders of the notes;

(3) Liens securing our Indebtedness or the Indebtedness of any of our subsidiaries which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(4) Permitted Liens.

Notwithstanding the foregoing, we and our subsidiaries may, without securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of our and our subsidiaries’ Indebtedness incurred after the issue date and secured by Liens not permitted by the first sentence under “— Limitation on Liens;” and

(2) our or our subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the issue date pursuant to the second paragraph of “— Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means, in connection with a sale and lease-back transaction, the lesser of:

(1) the fair market value of the assets subject to such transaction (as determined in good faith by our board of directors); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate lock agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such person against fluctuations in equity prices.

“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1) all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2) to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1) Liens on any of our or our subsidiaries’ assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 18 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us of any person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 18 months after such acquisition (or be a Lien securing a renewal, extension, refinancing, replacement or refunding of such an obligation and for which a Lien was previously given in accordance with this subsection (2)) and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;

(4) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our or our books or the books of any of our subsidiaries in conformity with GAAP;

(5) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(6) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(7) Liens in our favor or in favor of any of our subsidiaries;

(8) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(9) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(10) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(11) Liens consisting of deposits of Property to secure our statutory obligations or those of any of our subsidiaries in the ordinary course of our or their business;

(12) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we are a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(13) Liens consisting of deposits of Property to secure (or in lieu of) surety or appeal bonds in proceedings to which we are a party in the ordinary course of our business, but not in excess of $25,000,000;

(14) Liens securing Specified Non-Recourse Debt, so long as the aggregate outstanding amount of the obligations secured thereby does not exceed $75,000,000 at any one time; and

(15) Liens (i) of a collection bank on the items in the course of collection in the ordinary course of business, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry and (iii) attaching to other prepayments, deposits or earnest money in the ordinary course of business.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to us.

Limitation on Sale and Lease-Back Transactions

We will not (nor will we permit any subsidiary of ours to) enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the issue date of the notes;

(2) such transaction involves a lease for less than three years;

(3) we or such subsidiary would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “— Limitation on Liens” above; or

(4) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our long-term Indebtedness within 270 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may deliver the notes or other debt securities to the trustee therefor for cancellation, such notes or debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we or any of our subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if, after giving effect thereto and at the time of determination, Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets calculated as of the closing date of the sale-leaseback transaction.

Limitation on Mergers and Other Transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, if required by law to effectuate the assumption, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no event of default (and no event or condition which, after notice or lapse of time or both, would become an event of default) shall have occurred and be continuing under the indenture; and

(3) an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the trustee to the effect that condition (1) set forth above has been satisfied and/or that any conditions precedent in connection with any applicable supplemental indenture have been satisfied in accordance with the terms of the base indenture.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the notes and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be discharged from all obligations and covenants under the indenture and all notes issued thereunder.

Events of Default

Each of the following is an “event of default” with respect to the notes:

(1) default in paying interest on the notes when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the notes when due;

(3) default in the performance, or breach, of any covenant or warranty relating to the notes and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding notes;

(4) default on any Indebtedness by us or any of our subsidiaries, which default results in the acceleration of such Indebtedness in an amount in excess of $50 million without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled for a period of 30 days after we receive written notice thereof or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes; and

(5) certain events of bankruptcy, insolvency or reorganization of the Company.

If an event of default with respect to the notes occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all the notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes also have the right to waive past defaults, other than the non-payment of principal or interest, if any, on any outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the notes.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes; and

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any default or event of default (except in payment on any notes) with respect to the notes if it, in good faith, determines that withholding notice is in the interest of the holders of such notes.

Defeasance

Legal Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.

The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the notes; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of notes in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes”;

•	add events of default;

•	provide for the issuance of additional notes;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under the “Limitation on Mergers and Other Transactions” covenant is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes; and

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act.

Other amendments and modifications of the indenture or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes affected by the amendment or modification, and our compliance with any provision of the indenture with respect to the notes may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes affected by the waiver. However, no modification or amendment may, without the consent of the holder of each outstanding note affected:

•	reduce the principal amount, or extend the fixed maturity, of the notes, or alter or waive the redemption provisions of the notes;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to the notes;

•	reduce the interest rate or extend the time for payment of interest on the notes;

•	adversely affect the ranking of the notes;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of notes, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past default under the indenture with respect to the notes and its consequences, except a default in the payment of the principal of, or premium or any interest on, any note or in respect of a covenant or provision, which cannot be modified or amended without the consent of all of the holders of the outstanding notes; provided, however, that the holders of a majority in aggregate principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Book-Entry Delivery and Form

General

The notes will be issued in registered, global form in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is Wells Fargo Bank, National Association, MAC N9311-110, 625 Marquette Avenue, Minneapolis, MN 55479, Attn: Corporate Trust Services — Maxim Account Manager. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this summary and that could affect the U.S. federal tax treatment of the notes. Holders should seek advice based on their particular circumstances from an independent tax advisor.

This discussion only applies to notes that are:

•	purchased in this offering at the price indicated on the front cover of this prospectus supplement; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences or tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transactions;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

•	tax-exempt entities.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. holder” also includes certain former citizens and residents of the United States.

Payments of Interest.  Stated interest paid on a note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the principal amount of the notes exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess in income as original issue discount as it accrues, and before the receipt of cash payments attributable to this income, in accordance with a constant-yield method based on a compounding of interest.

Additional Payments.  We may pay additional amounts in certain circumstances, as described under “Description of Notes — Purchase of Notes upon a Change of Control Triggering Event.” We intend to take the position that the possibility of such payment does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the Internal Revenue Service may take a different position, which could require a U.S. holder to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this discussion assumes the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes.  Upon the sale, exchange or retirement of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. holder.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder will be subject to backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

U.S. Federal Withholding Tax.  Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	(a) you provide your name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax.  If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest on the notes, including interest received on redemption or retirement, is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming a properly executed Form W-8ECI (or a suitable substitute form) is provided) on such interest on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain or income, other than interest which is taxable as set forth above, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless:

•	such gain or income is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting.  Information returns will be filed with the Internal Revenue Service in connection with payments of interest on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
Amount of
Underwriter	Notes

J.P. Morgan Securities Inc.	$180,000,000
Goldman, Sachs & Co.	120,000,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.200% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.025% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per note	0.350%
Total	$1,050,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1 million.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder. The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the notes on behalf of Maxim Integrated Products, Inc. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this prospectus supplement by reference from Maxim Integrated Products, Inc.’s Annual Report on Form 10-K for the year ended June 27, 2009, and the effectiveness of Maxim Integrated Products, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of (i) Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective July 1, 2007, and (ii) Emerging Issues Task Force Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements, effective July 1, 2007, and (2) express an unqualified opinion on the effectiveness of Maxim Integrated Products Inc.’s internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. Our SEC filings, including the complete registration statement and all of the exhibits to it are also available through the SEC’s website at http://www.sec.gov. Our internet address is www.maxim-ic.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended June 27, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 26, 2009, December 26, 2009 and March 27, 2010;

•	Our Definitive Proxy Statement on Schedule 14A, filed on October 26, 2009 (only with respect to Items 10, 11, 12, 13 and 14 of Part III);

•	Our Current Reports on Form 8-K filed on September 30, 2009, October 27, 2009, November 9, 2009, November 25, 2009 (only with respect to Item 5.02), December 7, 2009, April 14, 2010 (only with respect to Item 1.01) and May 13, 2010; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Mark Casper, Associate General Counsel and Secretary, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086, Telephone No. (408) 737-7600.

PROSPECTUS

MAXIM INTEGRATED PRODUCTS, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Common Stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “MXIM.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 120 San Gabriel Drive, Sunnyvale, California 94086. Our telephone number is (408) 737-7600.

Investing in these securities involves risks. See “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended June 27, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 27, 2010, each of which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2010

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to Maxim Integrated Products, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates. Our SEC filings, including the complete registration statement and all of the exhibits to it are also available through the SEC’s website at http://www.sec.gov. Our internet address is www.maxim-ic.com. However, the information on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the

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SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended June 27, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 26, 2009, December 26, 2009 and March 27, 2010;

•	Our Definitive Proxy Statement on Schedule 14A, filed on October 26, 2009 (only with respect to Items 10, 11, 12, 13 and 14 of Part III);

•	Our Current Reports on Form 8-K filed on September 30, 2009, October 27, 2009, November 9, 2009, November 25, 2009 (only with respect to Item 5.02), December 7, 2009, April 14, 2010 (only with respect to Item 1.01) and May 13, 2010;

•	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 6, 2008;

•	The description of our Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on October 6, 2008; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Mark Casper, Associate General Counsel and Secretary, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086, Telephone No. (408) 737-7600.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule, incorporated in this prospectus by reference from Maxim Integrated Products, Inc.’s Annual Report on Form 10-K for the year ended June 27, 2009, and the effectiveness of Maxim Integrated Products, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of (i) Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective July 1, 2007, and (ii) Emerging Issues Task Force Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements, effective July 1, 2007, and (2) express an unqualified opinion on the effectiveness of Maxim Integrated Products Inc.’s internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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